C-COR.NET AND MOBILEFORCE TECHNOLOGIES, INC.
                                 AGREE TO MERGE

 Conference Call Scheduled to Describe Merger's Impact on Expanding C-COR.net's
                         Broadband Management Offerings


     State College, PA (March 29, 2001) - C-COR.net (Nasdaq: CCBL), a global provider of broadband technology and services, and MobileForce Technologies, Inc., a privately-held corporation that develops and markets workforce management applications and wireless mobile computing solutions for the broadband industry and other large field service industries, have announced the signing of a merger agreement, under which C-COR.net will acquire MobileForce for a combination of cash and the assumption of MobileForce's outstanding debt. The merger transaction is expected to close by the end of C-COR.net's fiscal year 2001 (June 29, 2001), subject to customary closing conditions set forth in the merger agreement.

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Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company's judgment regarding future events. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, the successful completion of the merger and integration of MobileForce Technologies, Inc. into the Company, capital spending patterns of the communications industry, the demand for network integrity, the trend toward more fiber in the network, the Company's ability to develop new and enhanced products, the Company's ability to provide complete network solutions, continued industry consolidation, the development of competing technologies, the global demand for the Company's products and services, and the Company's ability to achieve its strategic objectives. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.
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C-COR.NET AND MOBILEFORCE TECHNOLOGIES, INC. AGREE TO MERGE-ADD 1

     C-COR.net has scheduled a conference call for 9:45 AM (ET) on Friday, March 30, 2001, to discuss the acquisition of MobileForce, including the terms of the consideration. Details regarding access to the conference call are provided under a separate C-COR.net news release, dated March 29, 2001.

     MobileForce Technologies is headquartered in Pleasanton, California, and has approximately 65 employees. MobileForce develops best-of-class software applications and hosted application service solutions that enable broadband service providers to automate many of the complex, labor-intensive and time-consuming management processes associated with end-to-end field service fulfillment. The Company's flagship product line, Nvision, combines the simplicity and sophistication of browser-based business applications with real-time connectivity to the mobile workforce through wireless data connections and mobile computing devices. The capabilities of the Nvision suite of products include automated assignment and scheduling of work orders and field service technicians, dynamic computer-aided dispatch, paperless and wireless work order distribution, automated monitoring of route quality, daily work orders and technician status, real-time wireless access to enterprise information systems from the field, business intelligence reporting, a mapping GPS/GIS application to graphically depict what is occurring in designated service areas, and an automated vehicle location system that allows satellite-based tracking of technicians equipped with an in-vehicle Global Positioning System (GPS) mobile unit. Nvision is offered as either a customer- owned and maintained field service management system or as a hosted application

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C-COR.NET AND MOBILEFORCE TECHNOLOGIES, INC.  AGREE TO MERGE-ADD 2

service, NvisionASP. MobileForce has contracts or product evaluation agreements with four of the largest MSOs (Multiple System Operators) in the United States and Canada.

     In a statement issued regarding the merger with MobileForce, David A. Woodle, Chairman and CEO of C-COR.net, commented, "This merger represents another step in the implementation of our long-term strategic plan to be a major provider of advanced services, as well as technology, to the global broadband communications market. The integration of the employee talent and product lines of MobileForce will position C-COR.net to tap into the field service market where demand is growing as new broadband services are introduced. The current broadband service provider environment is characterized by a field workforce (now numbering over 200,000 worldwide and growing) which is mobile and without automation tools, a tight supply of trained technicians, a rapidly rising work order cost, and a mobile worker who is becoming the primary customer contact in managing millions of "touch points" annually. As a result of the merger, C-COR.net will stand ready to offer the market a workforce management solution that effectively meets the field service needs of broadband providers and supports our customers in providing better service while reducing infrastructure and fulfillment costs."

     Also commenting on the merger, Robert Gill, Chairman, President and CEO of MobileForce Technologies, stated, "This merger is truly a win-win situation for both companies and our customers. Our field service management products complement C-COR.net's current suite of broadband services by providing an automated solution for the work order-to-fulfillment-to-warranty link. In turn, C-COR.net's global reach into the broadband communications market will increase the visibility of our products that enable

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C-COR.NET AND MOBILEFORCE TECHNOLOGIES, INC.  AGREE TO MERGE-ADD 3

service providers to deliver services more efficiently, reduce costs and improve the service delivered to their customers."

About C-COR.net

     C-COR.net provides technology and services through three operational groups in support of customers as they plan, design, build and maintain complex broadband communications networks. C-COR.net's Telecommunications Equipment Group develops and is a global supplier of high-quality RF (Radio Frequency) and advanced AM (Amplitude Modulation) fiber optic distribution electronics for two-way HFC (Hybrid Fiber Coax) networks. C-COR.net's newest fiber optic products support advanced technologies and facilitate evolving fiber-rich architectures to deliver analog video, digital video, high-speed data and telephony applications over cable.

     C-COR.net's Broadband Management Services (BMS) Group and Worldbridge Technical Services Group, together, offer comprehensive customer service for the full HFC broadband network life cycle. The BMS Group enables and manages new service applications over cable, offering high-speed data certification, system integration services, data security solutions, and network management services. C-COR.net's Worldbridge Technical Services Group provides nationwide customer support in the areas of network engineering and design, system activation, network optimization, and system maintenance.

     C-COR.net's common stock is listed on the Nasdaq National Market under the symbol CCBL. The Company is also listed in the Russell 2000 Stock Index. C-COR.net's Web site is www.c-cor.net.